NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

SUBORDINATED CAPITAL TERM CERTIFICATE

Amount:

Cooperative:

Date of Issuance:

National Rural Utilities Cooperative Finance Corporation, a corporation organized under and by virtue of the District of Columbia Cooperative Association Act (herein called the "Corporation"), for value received, hereby promises to pay to: _________________ the sum of ______ on _____________, and to pay interest on the outstanding principal amount hereof from _______________________ or from the most recent April 1 or October 1 to which interest has been paid or duly provided for on Capital Term Certificates outstanding on such date, semiannually on April 1 and October 1 of each year, at the rate of 3% per annum (computed on the basis of a year of 365 days or 366 days, as the case may be) until the principal hereof is paid or such payment is duly provided for. Payment of the principal of and interest on this Capital Term Certificate will be made at the office of the Corporation maintained for that purpose in Dulles, Virginia in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

By its acceptance hereof, the holder hereof agrees that the Corporation may, at any time or from time to time, on not less than 60 days’ written notice to the holder at its address above set forth, prepay all or any part hereof; on each prepayment, the Corporation shall pay accrued interest on the principal amount so prepaid to the date of such prepayment. Prepayment may be made without penalty or premium. Against payment of the entire outstanding principal amount hereof, this Capital Term Certificate shall be surrendered to the Corporation at said office for payment. Upon any partial payment hereof, this Capital Term Certificate shall be so surrendered in exchange for a new Capital Term Certificate, in substantially the form of this Capital Term Certificate, in a principal amount equal to the portion of principal not so prepaid; such new Capital Term Certificate shall bear interest on the principal amount thereof from the most recent payment date to which interest had been paid or duly provided for on this Capital Term Certificate.

This Capital Term Certificate, and the payment of principal hereon and interest hereon, shall, to the extent and in the manner hereinafter set forth, subordinate and subject in right of payment to the prior payment in full of Senior Indebtedness as defined herein; and, by acceptance hereof, the holder hereof agrees, expressly for the benefit of present and future holders of Senior Indebtedness, to be bound by the provisions of this paragraph. The term "Senior Indebtedness" shall mean (a) all indebtedness heretofore or hereafter in-curred by the Corporation for money borrowed unless by its terms it is provided that such indebtedness is not Senior Indebtedness, (b) all other indebtedness hereafter incurred by the Corporation which by its terms provides that such indebtedness is Senior Indebtedness, (c) all guaranties, endorsements and other contingent obligations in respect of, or obligations to purchase or otherwise acquire or service, indebtedness or obligations of others, and (d) any amendments, modifications, deferrals, renewals or extensions of any such Senior Indebtedness, or debentures, notes or evidences of indebtedness heretofore or hereafter issued in evidence of or exchange for such Senior Indebtedness. No payment on account of principal or of interest on this Capital Term Certificate shall be made unless full payment of amounts then due for principal of or premium, if any, sinking funds and interest on Senior Indebtedness has been made or fully provided for in money or money's worth. No payment on account of principal or of interest of this Capital Term Certificate shall be made if, at the time of such payment or immediately after giving effect thereto, (i) there shall exist a default in the payment of principal or mandatory prepayments of or premium, if any, sinking funds or interest on any Senior Indebtedness, or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, mandatory prepayments, sinking funds or interest) with respect to any Senior Indebtedness as defined herein or in the instrument under which the same is outstanding permitting the holders thereof (or of the indebtedness secured thereby) to accelerate the maturity thereof (or of the indebtedness secured thereby), to accelerate the maturity thereof (or of the indebtedness secured thereby), and such event of default shall not have been cured or waived or shall not have ceased to exist. Upon (i) any acceleration of the principal amount due on this Capital Term Certificate or (ii) any payment or distribution of assets of the Corporation, of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of the Corporation, whether voluntary or in-voluntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of and premium, if any, and interest due or to become due upon all Senior Indebtedness shall first be paid in full, or payment thereof provided for in money or money's worth, before any payment is made on account of the principal on the indebtedness evidenced by this Capital Term Certificate, and upon any such dissolution or winding-up or liquidation or reorganization any payment or distribution of assets of the Corporation of any kind or character, whether in cash, property or securities (other than securities of the Corporation or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated, at least to the extent provided in this paragraph with respect to this Capital Term Certificate, to the payment in full of all Senior Indebtedness, provided the rights of the holders of Senior Indebtedness are not altered by such reorganization or readjustment) to which the holder hereof would be entitled, except for the provisions hereof, shall be paid by the Corporation or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the holder hereof if received by it, directly to the holders of Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of Senior Indebtedness held by such holder) or their representatives, to the extent necessary to pay all Senior Indebtedness, in full, in money or money's worth after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. In the event that any payment or distribution of assets of the Corporation of any kind or character, whether in cash, property or securities, not permitted by the foregoing shall be received by the holder hereof before all Senior Indebtedness is paid in full, or provision made for such payment, in accordance with its terms, such payment or distribution shall be held for the benefit of, and shall be paid over or delivered to, the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued or under which such instruments are issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness, in full, in accordance with its terms, after giving effect to any concurrent payment or dis-tribution to or for the holders of such Senior Indebtedness. The provisions of this paragraph are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand and the holder hereof on the other hand, and nothing herein shall impair, as between the Corporation and the holder hereof, the obligation of the Corporation, which is unconditional and absolute, to pay to the holder hereof the principal hereof in accordance with the terms hereof, nor shall anything herein prevent the holder hereof from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder, all subject to the rights, if any, under this paragraph of holders of Senior Indebtedness to receive cash, property or securities otherwise payable or deliverable to the holder hereof. Each holder hereof by his acceptance hereof acknowledges and agrees that the foregoing subordination pro-visions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of this Capital Term Certificate, to acquire and/or continue to hold such Senior Indebtedness and such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and/or continuing to hold such Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness, the holder hereof shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Corporation applicable to the Senior Indebtedness until this Capital Term Certificate shall be paid in full, and no such payments or distributions to the holders of Senior Indebtedness shall, as between the Corporation, its creditors other than the holders of Senior Indebtedness and the holder hereof, be deemed to be a payment by the Corporation to or on account of this Capital Term Certificate. Upon any payment or distribution of assets of the Corporation referred to in this paragraph, the holder hereof shall be entitled to rely upon a certificate of the liquidating trustee or agent or other person making any distribution to the holder hereof for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Corporation, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this paragraph. The holder hereof, by his acceptance hereof, authorizes and directs the Corporation in his behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this paragraph and appoints the Corporation his attorney in fact for any and all such purposes.

If any of the following events of default shall occur and shall not have been remedied:

A.	default in the payment of two successive installments of interest hereof on the dates on which said interest shall be due and payable;

B.
the Corporation shall (1) apply for or consent to the appointment of a receiver, trustee or liquidator of the Corporation for of all or a substantial part of the assets of the Corporation, (2) be unable, or admit in writing its inability, to pay its debts as they mature, (3) make a general assignment for the benefit of creditors, (4) be adjudicated a bankrupt or insolvent or (5) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law or an answer admitting the material allegations of a petition filed against the Corporation in any bankruptcy, reorganization or insolvency proceeding, or corporate action shall be taken by the Corporation for the purpose of effecting any of the foregoing; or

C.
an order, judgment or decree shall be entered, without the application, approval or consent of the Corporation, by any court of competent jurisdiction approving a petition seeking reorganization of the Corporation or appointing a receiver, trustee or liquidator of the Corporation or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any periods of 60 consecutive days; the holder hereof may, by written consent to the Corporation transmitted by certified mail, declare the principal of and accrued interest on this Capital Term Certificate to be forthwith due and payable, whereupon the same, shall, subject to the provisions of the third paragraph hereof, become forthwith due and payable.

This Capital Term Certificate is registered, and the Corporation and any agent of the Corporation may treat the person in whose name this Capital Term Certificate is registered as the owner hereof for the purposes of receiving payment as herein provided and for all other purposes, whether or not this Capital Term Certificate be overdue, and neither the Corporation nor any such agent shall be affected by notice to the contrary. This Capital Term Certificate, or any interest herein may not be transferred, assigned, pledged, hypothecated or otherwise disposed of except to a person thereto-fore approved by the Board of Directors of the Corporation, such approval to be evidenced by a written notice to that effect executed by the Governor, the President, any Vice President, the Secretary or the Treasurer of the Corporation.

By its acceptance hereof, the holder hereof agrees that this Capital Term Certificate does not constitute a "holding" in the Corporation as contemplated by Sections 29--826, 29--827, 29--828, and 29-830 of the District of Columbia Cooperative Association Act or any successor, substitute or analogous provision of the laws of the District of Columbia.

No recourse for the payment or the principal of or interest on this Capital Term Certificate, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any application, covenant or agreement of the Corporation herein contained shall act against any incorporator, member, director or officer, as such, past, present or future, of the Corporation or of any successor corporation, either directly or through the Corporation or any such successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, of such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released; provided, however, that nothing herein contained shall be taken to prevent recourse to and the enforcement of the liability, if any, of any member upon or in respect of securities of the Corporation duly subscribed for and not fully paid.

IN WITNESS WHEREOF, the Corporation has caused this Capital Term Certificate to be signed by its duly authorized officer and its corporate seal to be hereunto affixed.

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORTION

By: __________________________________
Governor

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer and its corporate seal to be hereunto affixed.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

By: __________________________________
Assistant Secretary-Treasurer
(SEAL)